Exhibit 99.2

ASSIGNMENT AND
NOMINEE OWNER AGREEMENT

This Assignment and Nominee Owner Agreement (the “Agreement”) is entered into effective as of November 9, 2006 (the “Effective Date”), by and between Jeremy Curnock Cook (“Nominee”) and BML Healthcare I, LP (the “LP”).

RECITALS

A.                                   Nominee is the Executive Chairman of Bioscience Managers Limited (“BML”). BML is the manager of the LP in accordance with a management contract with BML General Partner Limited (the “GP”), the General Partner of the LP. The LP is a stockholder of Osteologix, Inc., a Delaware corporation (the “Corporation”).

B.                                     In connection with Nominee’s acceptance, with the LP’s consent, of a position as a member of the Board of Directors of the Corporation, effective as of the Effective Date, the Corporation simultaneously granted an option to Nominee (the “Option”) to acquire 25,000 shares of Corporation common stock, at an exercise price of $1.00 per share, subject to certain vesting provisions which generally provide that 3,125 shares shall vest on May 31, 2007, and the balance of the shares shall vest in 42 equal monthly installments commencing June 30, 2007, and the Corporation may grant subsequent options in consideration for the Nominee’s membership on the Board of Directors of the Corporation (collectively, a “Subsequent Option”).

C.                                     Nominee and the LP acknowledge that: (i) Nominee’s receipt of the Option (and any Subsequent Option) arose in connection with Nominee’s position as Executive Chairman of BML, (ii) Nominee’s services as a director of the Corporation are similar to the services that Nominee has performed in the past and will perform in the future for BML, (iii) BML was unable to itself become a director of the Corporation and receive the Option (or any Subsequent Option), and (iv) Nominee’s agreement with BML, and BML’s agreement with the GP and the GP’s agreement with the LP, require that the LP beneficially own the Option or any Subsequent Option and any and all shares of the Corporation’s common stock acquired in the future upon exercise of the Option or any Subsequent Option (the “Shares”) and all economic and other rights related to the Option, any Subsequent Option, and the Shares.

D.                                    The LP desires that Nominee hold legal title to the Option, any Subsequent Option, and any and all Shares, as nominee for, and on behalf of, the LP, pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, the LP and Nominee agree as follows:

1.                                      Declaration of Trust: Nominee’s Duties; Subsequent Transfers.

(a)                                  To the extent Nominee holds any beneficial ownership interest in the Option, Nominee hereby transfers and assigns such beneficial ownership interest to the LP,

effective as of the Effective Date. To the extent Nominee is awarded any beneficial ownership interest in any Subsequent Option, Nominee shall transfer and assign such beneficial ownership interest to the LP, as soon as practicable. The LP and Nominee agree that Nominee will hold legal title to the Option, any Subsequent Option, and the Shares merely as nominee for the LP. Nominee disclaims any ownership rights in and to the Option, any Subsequent Option, and the Shares. Nominee agrees that, except as provided in this Agreement, Nominee has no discretionary duties with respect to the Option, any Subsequent Option, and the Shares, but must act only upon the LP’s explicit instructions. Nominee agrees to act upon such instructions, including, but not limited to, instructions regarding: (i) the exercise of the Option or any Subsequent Option, (ii) the purchase of Shares with funds provided by the LP, (iii) the exercise of stockholder voting rights, and (iv) the exercise of other stockholder rights with respect to any of the Shares.

(b)                                 The LP hereby delegates to Nominee, as the LP’s representative, any and all rights of the LP, and Nominee accepts such delegation, during the term of this Agreement, to inspect the books and records of the Corporation, which rights the LP may have as a beneficial owner of any of the Shares, pursuant to Section 220 of the Delaware General Corporation Law, or otherwise.

(c)                                  Nominee agrees that, promptly upon receipt of any request from the LP, and subject to any restrictions under applicable law, Nominee shall deliver to the Corporation any stock certificate representing or including the Shares for cancellation, and execute such documents and take such action as is or may be required or appropriate under applicable law for the Corporation to issue and deliver a new stock certificate for the Shares to the LP.

(d)                                 The LP agrees that the LP may not transfer beneficial ownership of any or all of the Shares to anyone unless such transferee agrees to be bound by the provisions of a Nominee Agreement containing the same substantive terms and provisions of this Agreement, with Nominee as the nominee.

(e)                                  The LP shall indemnify and hold harmless Nominee from any and all liability, costs and expenses which Nominee may incur as a result of his service as the LP’s nominee on the Board of Directors of the Corporation.

2.                                       Compliance with Laws. The LP agrees not to give any instructions or directions which are unlawful under the laws of any place having jurisdiction over the Corporation or Nominee or in any place where such instructions are to be performed. It is the LP’s sole responsibility to prepare and file any tax or other returns required under the laws of any place having jurisdiction over the LP related to ownership of the Option, any Subsequent Option, or any Shares.

3.                                       Full Accounting. Nominee agrees to fully account to the LP as to the Option, any Subsequent Option, and the Shares held on behalf of the LP, including prompt remission to the LP of any cash dividends or any other cash payments made by the Corporation to Nominee with respect to the Option, any Subsequent Option, or the Shares.   If the Corporation declares any stock dividends, Nominee agrees, subject to any applicable restrictions of applicable law, to deliver to the LP any additional certificates and an executed but undated stock transfer form, pursuant to which the LP may, at any time, transfer record title to any such shares received as a stock dividend.

4.                                       Termination. Either the LP or Nominee may terminate this Agreement at any time with respect to the Option, any Subsequent Option, and the Shares upon written notice to the other party. Upon termination of this Agreement, the Nominee agrees to promptly take all actions necessary or desirable to effectuate the transfer of the Option, any Subsequent Option, and the Shares to the LP.

5.                                       Integration. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties hereto and there are no further or other agreements or understandings, written or oral, in effect between the parties hereto relating to the subject matter of this Agreement, unless otherwise expressly stated herein. This Agreement may be amended or modified, from time to time, solely by a written document signed by both parties.

6.                                       Independence. Nothing herein shall be deemed or construed to create a partnership, trust or joint venture between the parties hereto and each party is an independent contractor.

7.                                       Severability. Whenever possible, each provision of this Agreement shall be incorporated in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.                                       Assignability. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nominee shall not assign this Agreement or any rights hereunder, and Nominee shall not delegate any duty hereunder, without the LP’s prior express written consent.

9.                                       Attorney’s Fees. If any party institutes legal proceedings to interpret or enforce any term or provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to collect from the other party all costs and expenses incurred in connection with or as a result thereof, including, but not limited to, reasonable attorney’s fees.

10.                                 Survival. All representations, warranties, covenants and agreements herein contained on the part of Nominee shall survive the termination of this Agreement and shall be effective until the obligations provided for hereunder are performed in full.

11.                                 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law provisions.

12.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NOMINEE	BML HEALTHCARE I, LP
By its General Partner:

BML General Partner Limited

/s/ Jeremy Curnock Cook	By:	/s/ Michael Forer
Jeremy Curnock Cook	Name: Michael Forer Title : Managing Director